                                                                    NEWS RELEASE

73-710 FRED WARING DRIVE
PALM DESERT, CA 92260
(619) 340-0098

FOR FURTHER INFORMATION
CONTACT: DORRIE B. OSBORNE
(619) 340-0098

                       UNITED STATES FILTER CORPORATION
                 RECEIVES ANTITRUST CLEARANCE TO PROCEED WITH
                  THE ACQUISITION OF INTERLAKE WATER SYSTEMS

PALM DESERT, CALIFORNIA, July 13, 1995 - United States Filter Corporation (NYSE:USF) announced today that it had received antitrust clearance to proceed with the acquisition of Interlake Water Systems. Interlake was founded over 35 years ago by Bill Stockdale, Jr., a pioneer in the service deionization business. At the time of Mr. Stockdale's death late last year, Interlake had grown from a single Chicago location to a network of 14 sales and service locations across the Midwest. Offering a broad range of water treatment products and services, Interlake is also U.S. Filter's largest franchised dealer for its Continental products. The transaction is expected to close within 30 days subject to signing of a definitive purchase agreement. Terms were not disclosed.

Interlake supplies systems and services to industrial customers throughout Ohio, Indiana, Michigan, Illinois and Wisconsin. Interlake's 160 people are supported by two state-of-the-art ion exchange resin regeneration plants, one in Chicago and one in Detroit. Interlake revenues for 1994 were in excess of $21 million.

"Interlake is another extension by U.S. Filter into the service and parts business," commented Richard J. Heckmann, Chairman and CEO of U.S. Filter. "They also expand the distribution of our laboratory products line and can now offer their 3,200 customers access to all of U.S. Filter's products and services," he said.

U.S. Filter, the country's largest manufacturer of water and wastewater treatment systems, specializes in water management and resource recovery services for industrial, commercial and municipal customers. With corporate offices in Palm Desert, Calif., the company serves customers worldwide through more than 70 U.S. sales, service and regeneration facilities, 30 international offices and 11 manufacturing plants.

                                     ####